Exhibit 10.2

July 21, 2014

Mr. James L. Dolan
Cablevision Systems Corporation
1111 Stewart Avenue
Bethpage, NY 11714

Dear Jim:

Re:	Amendment to Time Sharing Agreement

Reference is made hereby to that certain Time Sharing Agreement (the “Agreement”) dated November 22, 2006 by and between you and CSC Holdings, LLC, as successor-in-interest to CSC Transport IV, Inc. (“CSC”), as amended to date.

You and CSC hereby agree that, effective as of June 1, 2014, Section 2 of the Agreement shall be amended to read in full as follows:

“2.       Payment for Use of Aircraft.  Lessee shall pay Lessor the following actual expenses of each flight conducted under this Agreement (the “Reimbursement Amount”) not to exceed the maximum amount legally payable for such flight under FAR Section 91.501(d)(1)-(10):

(a)	fuel, oil, lubricants and other additives;

(b)	travel expenses of crew, including food, lodging and ground transportation;

(c)	hangar and tie-down costs away from the Aircraft's base of operation;

(d)	additional insurance obtained for the specific flight at the request of Lessee;

(e)	landing fees, airport taxes and similar assessments;

(f)	customs, foreign permit and similar fees directly related to the flight;

(g)	in-flight food and beverages;

(h)	in-flight telecommunication expenses;

(i)	passenger ground transportation; and

(j)	flight planning and weather contract services.

Notwithstanding the foregoing, in the event that any income is required to be imputed to you with respect to personal use of the Aircraft, calculated using the Standard Industry Fare Level method in accordance with Internal Revenue Service Regulation §1.61-21, the amount payable by you pursuant to this Section 2 shall be reduced by the amount necessary so that the total out of pocket cost to you, including taxes owed as a result of imputed income, is no greater than the Reimbursement Amount.”

Except as set forth herein, the Agreement shall continue in full force and effect in accordance with its terms.

Sincerely,

CSC HOLDINGS, LLC

/s/ Jennifer Love
Name: Jennifer Love
Title: SVP, CSO & Aviation

Accepted and agreed:

/s/ James L. Dolan
James L. Dolan